                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 333-42587

                    GARTNER, INC. SAVINGS AND INVESTMENT PLAN
             (F/K/A GARTNER GROUP, INC. SAVINGS AND INVESTMENT PLAN)
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                 P.O. Box 10212
                               56 Top Gallant Road
                        Stamford, Connecticut 06904-2212
                                 (203) 316-1111
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $0.0005 par value and plan interests
--------------------------------------------------------------------------------
                       (Title of each class of securities
                              covered by this Form)

                                       N/A
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)     [ ]           Rule 12h-3(b)(1)(i)     [X]
                  Rule 12g-4(a)(1)(ii)    [ ]           Rule 12h-3(b)(1)(ii)    [ ]
                  Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(i)     [ ]
                  Rule 12g-4(a)(2)(ii)    [ ]           Rule 12h-3(b)(2)(ii)    [ ]
                                                        Rule 15d-6              [ ]


      Approximate number of holders of record as of the certification or notice date: None

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 7, 2006                       By:  /s/ Christopher Lafond
                                              ---------------------------------
                                              Christopher Lafond,
                                              Administrative Committee Chairman